                                                                     Exhibit 5.1

Wilson Sonsini Goodrich & Rosati, P.C.
San Francisco, California


                                October 11, 2001


TheraSense, Inc.
1360 South Loop Road
Alameda, CA 94502

     Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 11, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of your Common Stock reserved for issuance under the 2001 Employee Stock Purchase Plan (the "2001 ESPP"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the 2001 ESPP.

     It is our opinion that, when issued and sold in the respective manners referred to in the 2001 ESPP and pursuant to the agreements which accompany the 2001 ESPP, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.